EXHIBIT 24

                        POWER OF ATTORNEY

         Each director and/or officer of CompuDyne Corporation whose signature appears below hereby appoints William C. Rock as his or her attorney-in-fact with like authority to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all registration statements and amendments to such registration statements and other documents filed with respect to the company's Employee Stock Purchase Plan and to take such other action as such attorney-in-fact may deem necessary or appropriate in connection with such registration statement, including filings with state securities commissions.

         In Witness Whereof, the undersigned has duly executed this power of attorney on the 14th day of September, 1999.

NAME                     TITLE                    DATE

/s/ Martin A. Roenigk
Martin A. Roenigk        Director, Chairman,      September 14, 1999
                         President and
                         Chief Executive Officer

/s/ David W. Clark, Jr.
David W. Clark, Jr.      Director                 September 15, 1999


/s/ H. Pryor, Jr.
H. Pryor, Jr.            Director                 September 15, 1999


/s/ Alan Markowitz
Alan Markowitz           Director                 September 14, 1999


/s/ Miles P. Jennings
Miles P. Jennings.       Director                 September 14, 1999


/s/ Philip M. Blackmon
Philip M. Blackmon.      Director and             September 16, 1999
                         Executive Vice President


/s/ David M. Jones
David M. Jones.          Director                 September 14, 1999